UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

January 11, 2010 (January 5, 2010)

TRIMERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23155	56-1808663
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2530 Meridian Parkway, 2nd Floor

Durham, NC 27713

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(919) 806-4682

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 5, 2010, Trimeris, Inc. (the “Company”) received a letter from the NASDAQ Listing Qualifications Department stating that the Company’s common stock is subject to delisting since the Company failed to hold the required annual stockholder meeting by December 31, 2009, the end of the Company’s fiscal year. The letter stated that unless the Company requested an appeal of this determination, trading of the Company’s common stock would be suspended at the opening of business on January 14, 2010, and a Form 25-NSE would be filed with the Securities and Exchange Commission.

Accordingly, the Company today requested a hearing with the NASDAQ Listing Qualifications Panel to review the determination contained in the January 5, 2010 letter and was subsequently granted a hearing scheduled for Thursday, February 11, 2010. This hearing request will stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the NASDAQ Listing Qualification Panel’s decision.

As previously disclosed, the Company was engaged in active acquisition or merger discussions during the second half of 2009, culminating with the execution on October 2, 2009 of a definitive agreement to be acquired by way of a tender offer and subsequent merger. If this transaction had closed as the Company expected it would, there would have been no NASDAQ requirement for the Company to hold a 2009 annual meeting of stockholders. However, the tender offer was extended in mid-November and the merger agreement was ultimately terminated by the Company effective December 31, 2009. Thus, the Company’s common stock continues to be traded on NASDAQ and the Company is subject to the NASDAQ listing requirements.

On January 11, 2010, the Company issued a press release with respect to the foregoing in accordance with NASDAQ Listing Rules. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

Exhibit 99.1  -  Press release dated January 11, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 11, 2010	TRIMERIS, INC.

	By:	/S/ MICHAEL A. ALRUTZ
Michael A. Alrutz
General Counsel